Exhibit 10.60 – Redacted

MITEL NETWORKS CORPORATION

- AND -

FLEXTRONICS TELECOM SYSTEMS, LTD

MASTER MANUFACTURING SERVICES AGREEMENT

*	Confidential treatment has been requested and a complete copy of this agreement has been filed with the Commission. Redacted portions are marked with an asterisk (*) throughout.

MASTER MANUFACTURING SERVICES AGREEMENT

This Master Manufacturing Services Agreement (“Agreement”) is entered into as of the 1st day of May, 2007 ( the “Effective Date”) by and between Mitel Networks Corporation having its place of business at 350 Legget Drive, Ottawa, Ontario, K2K 2W7, Canada (“Customer”) and Flextronics Telecom Systems, Ltd., having its place of business at Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius (“Flextronics”).

Customer desires to engage Flextronics to perform manufacturing services as further set forth in this Agreement. The parties agree as follows:

1. INTERPRETATION

1.1. Definitions

Flextronics and Customer agree that capitalized terms shall have the meanings set forth in this Agreement and Exhibit 1 attached hereto and incorporated herein by reference.

1.2. Schedules

The following schedules are annexed hereto and form part of this Agreement:

Schedule 1.1	-	Definitions

Schedule 2.1A	-	Statement of Work Template

Schedule 2.1B	-	NPI Services

Schedule 3.5	-	Price Book Template

Schedule 6.8	-	Repair Services

Schedule 7.1	-	Reporting and Governance

Schedule 10.2	-	KPIs

Schedule 10.4	-	Post Termination Provisions

1.3. Statements of Work

The following Statements of Work are annexed hereto and form part of this Agreement:

Statement of Work #1 -	Turret VOIP Phone

Statement of Work #2 -	3300 ICP MXE Controller

The parties may agree to add other Statements of Work to this Agreement. Such Statements of Work shall: (i) be in writing; (ii) state that they are intended to form part of this Agreement; and (iii) be signed by both parties or contained in a purchase order issued by Customer and for which acceptance is confirmed by Flextronics by means of a Sales Acknowledgement.

1.4. Order of Precedence

Unless it is clearly stated in a document that it is intended to override a specific provision in a document with a higher order of precedence, the following, in descending order of importance, shall be the order of precedence in respect of certain documents comprising this Agreement or issued pursuant to this Agreement:

Articles 1 through 12 of this Agreement

Schedules

Statements of Work

Purchase orders

1.5. Gender, Number

In this Agreement, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.6. Article and Section Headings

The insertion of headings and the division of this Agreement into Articles and Sections are for convenience of reference only and shall not affect the interpretation hereof. The words “hereof”, “hereunder”, “hereto” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement.

1.7. Consents

Where either Party has an express right of consent or approval in respect of any matter in connection with this Agreement, it shall not unreasonably withhold such consent or approval and shall endeavour to respond to the other Party’s request for such consent or approval in a timely manner. Where this Agreement provides that the Parties are to mutually agree upon certain procedures, standards or details, they shall at all times act reasonably, cooperatively and in good faith. The foregoing requirements shall not apply in respect of a request to amend or renew the provisions of this Agreement.

1.8. Accounting Principles

Wherever, in this Agreement, reference is made to financial calculations or associated books and records, such calculations, books and records shall be made and maintained in accordance with U.S. generally accepted accounting principles.

1.9. General Interpretation

The use of the terms “including” or “include” will in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

2. MANUFACTURING SERVICES

2.1. Work.

Customer hereby engages Flextronics to perform the “Work”. “Work” shall mean, as applicable, to procure Materials and to manufacture, assemble, package, test and repair products (hereinafter “Product(s)”) and provide related services pursuant to detailed written Specifications and Statements of Work. The “Specifications” for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List. The Specifications as provided by Customer and included in Flextronics’s production document management system and maintained in accordance with the terms of this Agreement are set out in the applicable Statement of Work substantially in the form indicated on Schedule 2.1A. Where a Statement of Work requires the provision of new product introduction (“NPI”) services or product prototype services related to the Products, such services shall be provided in accordance with such Statement of Work and Schedule 2.1B.

2.2. Changes.

(a) Customer may request that Flextronics incorporate Engineering Changes into a Product by providing Flextronics with a description of the proposed Engineering Change sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics will proceed with Engineering Changes when the parties have agreed upon the changes to the Specifications, delivery schedule, nonrecurring engineering costs, materials inventory impact cost, Engineering Change cost and Product pricing and the Customer has issued a purchase order.

(b) Customer agrees to submit all Engineering Changes to Flextronics in writing through electronics means and in the form of an ECO. Flextronics shall evaluate the feasibility of the Engineering Change requested by Customer within five (5) Business Days of receipt thereof and provide a written response to Customer setting forth the impact of such Engineering Change on current on-hand or on-order inventory, work-in-progress, price, and the delivery schedule.

(c) Flextronics shall not make any Engineering Change nor shall it change any manufacturing site or make any other change which has a material adverse effect on Customer including any change that adversely affects the achievement of KPIs, increases safety risks, security risks or environmental risks or will result in a breach of applicable law, without the prior written consent of Customer.

(d) Customer may request that Flextronics implement other changes which are not Engineering Changes, including adding Products and Work to this Agreement. Customer shall provide Flextronics with a description of the proposed Product, Work or other such change and Customer’s associated requirements sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics may provide a proposal or, with complex products, a plan to provide a proposal to Customer within ten (10) calendar days of receipt of such request. Flextronics will proceed with a change contemplated by this paragraph (d) when the parties have agreed upon a purchase order or a Statement of Work, as appropriate.

2.3. Tooling; Non-Recurring Expenses; Software.

Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses approved by Customer may be procured by either of the two following ways (i) Customer shall pay for or obtain and consign to Flextronics any such items, to be set forth in Flextronics’s approved quotation, or (ii) Flextronics shall purchase certain tooling or equipment for the Product on behalf of Customer using such finance charge or amortization method as the parties may agree in writing. Customer agrees that the amortization amount per unit shall be added to the price of each unit of Product sold to the Customer. In the event that Flextronics has Product specific tooling or equipment related to the Products whose approved cost has not been completely amortized and either the respective Product has reached its end of life (defined as having no forward demand) or this Agreement is terminated or expires then Customer shall pay all of any unamortized cost related to such tooling or equipment within forty-five (45) days of the date of an invoice received from Flextronics. The applicable Statement of Work shall specify the parties’ respective responsibilities in respect of the procurement alternative, set up, testing and maintenance of any Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses.

2.4. Cost Reduction Projects.

Flextronics agrees to seek ways (“Initiatives”) to reduce the cost of manufacturing Products by methods such as elimination of Materials, redefinition of Specifications and re-design of assembly or test methods. Before it undertakes an Initiative, Flextronics shall obtain Customer’s written confirmation using a confirmation sheet the format of which shall be mutually agreed by the parties. Upon implementation of a Flextronics Initiative which has been so confirmed by Customer and where the engineering effort to analyze and implement the Initiative has been paid by Flextronics, Flextronics will receive * of the demonstrated cost reduction that is over and above the * cost reductions contemplated by Schedule 10.2 (KPIs), for * after such implementation. Customer will receive 100% of the demonstrated cost reduction upon implementation of Initiatives conceived by Customer. Any cost reduction projects that involve changes to Customer’s design of the Product shall be agreed upon by the Parties and documented in a separate agreement. The parties shall use value added/value engineering reports as a tool for confirming which party conceived of an Initiative, the approvals needed for the Initiative to proceed and the amount of the resulting cost reduction.

2.5. Customer Assets.

(a) Customer shall provide such Customer Assets to Flextronics for use by Flextronics in support of the Work as the parties may from time to time specify in the Statements of Work. Flextronics may not use the Customer Assets for any purpose, other than the provision of Work under this Agreement, without the prior written consent of Customer. Customer shall retain all right, title and interest in the Customer Assets. Customer shall provide all operating and maintenance instructions related to the Customer Assets that it has available and represents that, at the time of delivery, any Customer Asset is suitable for the purpose for which it is provided to Flextronics.

(b) Customer and Flextronics shall agree upon a reasonable acceptance testing process to allow Flextronics to verify, in accordance with industry practice, that Customer Assets are in good working condition and are eligible for maintenance. Flextronics shall not be required to assume responsibility for the maintenance of a Customer Asset until it has been accepted in accordance with the aforementioned process. Flextronics’s responsibility for the maintenance of a Customer Asset, once such Customer Asset has been accepted, shall include calibration maintenance, on-site trouble shooting (using trouble shooting equipment on site) and test capacity planning and provided that Customer shall reimburse Flextronics for out-of-pocket expenses paid to third parties in respect of such maintenance in accordance with a purchase order or quotation approved by Customer. Flextronics shall support remote access by Customer through a VPN to those Customer Assets that are to be used as test equipment provided that Customer shall reimburse Flextronics for out-of-pocket expenses paid to third parties in respect of such remote access in accordance with a purchase order or quotation approved by Customer. Where, Flextronics is incurring significant unexpected costs that are not required to be reimbursed by Customer in accordance with this paragraph 2.5(d), the parties will, acting reasonably, agree upon an appropriate course of action which may include compensation to Flextronics.

(c) Upon termination or expiration of a Statement of Work or this Agreement or at such other time as any Customer Asset is no longer required by Flextronics, Flextronics shall return at Customer’s expense the applicable Customer Asset to Customer in an orderly manner. Any Customer Asset returned to Customer shall be returned in the same condition as originally delivered by Customer to Flextronics, reasonable wear and tear or similar depreciation excepted. Flextronics shall bear the risk of loss and damage in respect of Customer Assets while in Flextronics’s possession or control.

(d) Flextronics shall maintain records of usage (hits) and expected life span of Customer Assets as well as location and maintenance status. Flextronics shall consult with Customer regarding capacity planning and planning of refurbishment, and replacement of Customer Assets as well as any required additions. Flextronics shall notify Customer not less than one hundred and eighty (180) days based upon the existing forecasted usage before any required refurbishment, replacement or addition of a Customer Asset. If any Customer Asset does not currently have a counter to support the recording of usage, the Parties will discuss the need for such activity and Flextronics will engage in such activity if Customer so desires at Customer’s expense as approved by Customer.

2.6. Other Services

(a) During the quotation process for a Product and as part of NPI Services described in Schedule 2.1B or in a separate Statement of Work, Flextronics shall * provide such DFX (design for X) reports including DFT (design for testability) and DFM (design for manufacturability) reports as Customer may reasonably require, such reports to be provided within five (5) days after Customer’s request. Thereafter, if Customer requests specific DFX requirements, Flextronics will provide Customer with a description and quotation for such services and upon acceptance of such quotation will perform such services. Notwithstanding the foregoing, Flextronics shall, within five (5) days after , Customer request and at no additional charge to Customer, provide Customer with (i) DFM (design for manufacturability) and DFT (design for testability-physical attributes only) guidelines and rules and shall provide regular updates to the design rules requirements and other changes, and (ii) a VA (value added) engineering report and review within a reasonable time after volume production has been ramped up to required levels.

(b) Flextronics shall ensure all device markings on Products and packaging are permanent and legible. The Products must also have a “serial” numbering system that will permit the tracing of the date of manufacture and the Product’s raw materials and components. Flextronics shall assign and manage Mac addresses made available by Customer. Flextronics shall provide to Customer, at time of shipment, a detailed warranty tracking report for the Products in the file format specified by Customer in the Mitel Standard DK116689 (Contract Manufacturing Warranty Tracking). As part of its warranty tracking services, Flextronics will maintain a serial number tracking database that records the serial number, Product part number, Product part number description, Product revision, MAC address and date of manufacture. Flextronics shall implement an appropriate process to keep the serial number and MAC address unique and to eliminate the possibility of duplication.

(c) Flextronics shall be responsible for capacity planning in accordance with good industry practice and shall report to Customer monthly in respect of capacity planning. Such report will consist of a capacity analysis in standard hours of all key processes relative to the forecasted demand. Flextronics shall ensure that it can accommodate the quantity levels set fourth in the Flexibility Table.

3. FORECASTS; ORDERS; FEES; PAYMENT

3.1. Forecast.

Customer shall provide Flextronics, on a monthly basis, a spreadsheet showing a separate rolling twelve (12) month forecast indicating Customer’s monthly requirements for each Product (“Forecast”). Customer shall issue purchase orders covering its requirements for a period of * plus the transit time applicable to the particular manufacturing site which shall constitute Customer’s written purchase order for all Work to be completed within the first * period.

3.2. Purchase Orders; Precedence.

Customer may use its standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable Specifications and Statement of Work. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other similar instrument issued by either party.

3.3. Purchase Order Acceptance.

Flextronics will convey its acceptance of any purchase order (or part thereof) issued in accordance with the terms stated herein by delivering a Sales Acknowledgement to Customer, in the case of purchase orders consistent with the Forecast, within three (3) Business Days of receipt of such purchase order and, in the case of requested changes by Customer to a purchase order or for a purchase order which does not conform to the applicable Forecast, within five (5) Business Days from receipt of such purchase order. Notwithstanding the foregoing, after general availability (“GA”) of a Product, purchase orders for that Product, issued in accordance with the terms stated herein, will not require communication by Flextronics of its acceptance. Any purchase order, issued in accordance with the terms stated herein, including a purchase order issued after GA, for which Flextronics has not delivered a Sales Acknowledgement or a rejection within the aforementioned time period from receipt, shall be deemed to be accepted. Flextronics may only reject a purchase order: (a) that is an amended order in accordance with Section 5.2 below because the purchase order is outside of the Flexibility Table; (b) if the fees reflected in the purchase order are inconsistent with the parties’ agreement with respect to the fees and can not be resolved through an agreed hold and amend process conducted by the respective program managers of the Parties; or (c) if the purchase order represents a significant deviation from the forecast for the same period, unless such deviation is within the parameters of the Flexibility Table; or (d) if a purchase order would extend Flextronics’s liability beyond Customer’s approved credit line as determined pursuant to Section 3.10. Flextronics shall notify Customer of rejection of any purchase order issued in accordance with the terms stated herein within five (5) Business Days of receipt of such purchase order.

3.4. Delivery Performance.

Unless otherwise specified in the applicable Statement of Work or as otherwise agreed by Customer in writing in advance, Flextronics shall deliver Product compliant to the specified purchase order (including part numbers and quantities) to the Flextronics loading dock location specified in the purchase order no earlier than five (5) days prior to the delivery date specified by the applicable purchase order and no later than such specified delivery date. Flextronics will inform Customer promptly after becoming aware of any issue that may affect Flextronics’s ability to deliver Products in accordance with the delivery date or any other requirement of the purchase orders or any Forecasts. In the event Flextronics is unable to meet the required delivery date and a mode of expedited shipping is required in order for Customer to meet its own delivery requirements, *

3.5. Fees; Changes; Taxes.

(a) The fees for each Product shall be agreed by the parties and set out in a price book substantially in the form of Schedule 3.5 (each a “Price Book”). Each Price Book must be agreed to in writing by Customer and Flextronics including agreement by means of an e-mail exchange.

(b) Customer is responsible for additional fees and costs due to: (i) changes to the Specifications initiated by Customer as agreed pursuant to Section 2.2(a); (ii) failure of Customer to provide the agreed quantities at the agreed time and quality level of Customer Controlled Materials or Customer Supplied Materials; and (ii) any pre-approved expediting charges reasonably necessary because of a change in Customer’s requirements.

(c) Unless otherwise agreed by the parties in writing, the Price Book or any agreed amendment or replacement thereof shall remain valid until the end of the Quarter to which such Price Book pertains. The effective date for the initial Price Book shall be May 1, 2007 and shall remain in effect until the end of the first complete Quarter. The effective date for any subsequent Price Book shall be agreed in writing by the parties. The Price Book shall be reviewed and negotiated by the parties, acting reasonably, during the last month of each Quarter, in accordance with the following procedure:

(1)	No later than the 9th week of each Quarter, Flextronics shall provide a firm quote, in the form of a new Price Book, for the manufacture of each of the Products which, if accepted, shall be fixed throughout the following Quarter. Such proposed new Price Book may take into account, but is not limited to, changes in exchange rates, market price of fuels, Materials, equipment, labour and other production costs. The proposed new Price Book shall be at least as detailed as the then current Price Book and shall highlight the differences between the current Price Book and proposed new Price Book.

(2)	Where possible and subject to confidentiality obligations, Flextronics’s proposed new Price Book shall show available price discounts, rebates and reductions based on forecasted volumes.

(3)	The proposed new Price Book provided by Flextronics shall not amend any other provision of this Agreement aside from the amounts of fees contemplated by the then current Price Book.

(4)	Flextronics shall provide the information set out in the template attached as Schedule 3.5(4) in respect of any new Price Book (including Materials costs) and such other information as may be reasonably requested by Customer in order to evaluate and understand any proposed new Price Book. The parties shall meet at a mutually convenient time to review and discuss the proposed new Price Book as well as any adjustments proposed by Customer to the then current Price Book or the proposed new Price Book

(5)	Each proposed new Price Book shall be considered to be a quote that is open for acceptance by Customer until 11:59 p.m. on the last day of the Quarter in which it is provided. If Customer does not notify Flextronics of its acceptance or rejection of the proposed new Price Book on or before such time, Customer shall be deemed to have rejected such proposed new Price Book.

(6)	Flextronics shall make available to Customer on Flextronics’s internet portal, a copy of all current and former Price Books organized by date.

(7)	If the parties do not reach agreement on a new Price Book before the start of a Quarter, the Price Book from the previous Quarter shall remain in effect.

(8)	If the parties agree to a new Price Book after the commencement of the Quarter in respect of which such new Book is to apply, Flextronics shall upon request by Customer, adjust the prices of any finished goods on hand to reflect the pricing in the new Price Book. Financial reconciliation of the standard cost of materials and finished goods shall be completed and invoices or credit notes, as the case may be, shall be issued within fifteen (15) days.

(9)	Where appropriate, the parties shall revalue the Cost of any Materials or finished goods already in stock consistent with the new Price Book

(10)	Once the parties have reached agreement in respect of a new Price Book for a Product for the following Quarter, the prices shall be effective as of the commencement of said following Quarter. Such agreement shall be confirmed by e-mail or facsimile in a manner agreed by the parties.

(d) Unless the parties otherwise agree in writing, all fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Customer shall be responsible for all such items to the extent applicable. Customer is not responsible for taxes on Flextronics’s income. Customer may deduct and remit from the fees payable hereunder such withholding taxes as may be required by applicable law. The parties shall co-operate with each other to minimize each other’s applicable taxes and each party shall provide the other party with any reasonable certificates or documents which are useful for such purpose.

3.6. Invoicing.

Flextronics will issue invoices for the Product(s) within five (5) days after Product shipment but no earlier than the delivery date for the Products specified in the applicable purchase order. Invoices are to be forwarded to Customer at the following address: Mitel Networks, 350 Legget Drive, Kanata, ON K2K 2W7, Attn: Accounts Payable or to such other address as Customer may designate in writing to Flextronics. Invoices must reference the applicable purchase order number. Applicable taxes must be shown separately. Upon request by Customer, Flextronics shall issue a separate invoice for each Statement of Work. In the case of any new product development projects, all invoices for services and materials will be finalized within thirty (30) days of the agreed upon completion date of the respective project.

3.7. Payment.

Customer agrees to pay all invoices, for Products accepted in accordance with Section 6.1, in U.S. Dollars within * after the date of the invoice.

3.8. Late Payment.

Customer agrees to pay * monthly interest * on all late payments. Furthermore, if Customer is late with payments, Flextronics may upon * prior notice: (a) stop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; and (c) delay shipments under this Agreement.

3.9. Payment Disputes.

Payment by Customer shall not preclude Customer from questioning any charges Customer believes to be improper or incorrect. If, prior to payment, Customer disputes any invoice, it may withhold the disputed portion of the invoice provided that Customer will advise Flextronics of the amount of the invoice Customer considers to be in dispute and the basis for such dispute and will timely pay any undisputed portion. If Customer notifies Flextronics that it disputes part of an invoice, Flextronics will reissue the disputed invoice as two (2) invoices with the same due dates as the original invoice, the first invoice for the undisputed amount and the second invoice for the disputed amount. If the resolution of the disputed invoice is that Customer owes the disputed amount then Customer agrees to pay, within fifteen (15) days of such resolution, such amount plus late payment interest calculated (i) on the basis of the LIBOR Rate on the date the amount was first due and payable and (ii) from the date the amount was first due and payable.

3.10. Credit Limit.

Customer shall provide its most recent published quarterly and annual financial reports ( Balance Sheet, P&L, Cash flow) plus publically available forward looking projections for the next full fiscal year to the Flextronics Global Program Manager at least two weeks in advance of each Quarterly Business Review. Flextronics at its sole discretion will use that data to establish an approved Credit Limit for the upcoming quarter, and an anticipated Credit Limit for the next-following quarter. The parties will compare that Credit Limit profile against the then-current Forecast at the Quarterly Business Review to establish whether the approved and anticipated credit is adequate to support the forecast program. If it is not, Customer may agree, in its sole discretion, to obtain and maintain a stand-by letter of credit on behalf of Flextronics to minimize the financial risk to Flextronics for its performance of the Work under this Agreement. If Customer agrees to obtain a stand-by letter of credit, it shall be for a minimum period of time of six (6) months and shall be for a total amount that is equal to the total value of the risks associated with Inventory, Special Inventory, and the accounts receivable from Customer, that are in excess of the approved Credit Limit. The draw down procedures under the stand-by letter of credit shall be determined solely by Flextronics. Flextronics shall not be required to accept any Purchase Order from Customer that would result in a Credit Limit violation, if Customer has not yet provided the above noted standby letter of credit.

4. MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

4.1. Authorization to Procure Materials, Inventory and Special Inventory.

Customer’s accepted purchase orders and monthly forecast will constitute authorization for Flextronics to procure, without Customer’s further approval, (a) Inventory to manufacture the Products covered by such purchase orders based on the Lead Time and (b) certain Special Inventory based on Customer’s purchase orders and forecast as follows: Long Lead Time Materials as required based on the Lead Time when such purchase orders are placed and Minimum Order Inventory as required by the supplier. Flextronics will only purchase Economic Order Inventory with the prior approval of Customer. Long Lead Time Materials and associated lead-times shall be identified to Customer Quarterly within the Price Book review exercise contemplated by Section 3.5(c). Flextronics shall continuously analyze and use reasonable efforts to reduce lead times.

4.2. Customer Supplied Materials and Controlled Materials.

(a) Customer may from time to time request Flextronics to purchase Customer Supplied Materials from Customer in accordance with the Customer Supplied Materials Terms and Flextronics shall not unreasonably refuse to accept any such request provided that the Customer Supplied Materials are competitive with the materials of other Flextronics suppliers with respect to pricing, functionality and performance, quality, warranty coverage, and supply flexibility in all respects.

(b) Customer may from time to time request Flextronics to purchase Customer Controlled Materials from a third party supplier under a commercial contract in existence between Customer and a third party supplier in accordance with the Customer Controlled Materials Terms and Flextronics shall not unreasonably refuse to accept any such request. Grounds for reasonable refusal include the Customer Controlled Materials not being competitive with the materials of other Flextronics suppliers with respect to pricing and payment terms, functionality and performance, quality, warranty coverage, and supply flexibility in all respects. In the event that Flextronics reasonably believes that purchasing terms for Customer Controlled Materials will create an additional cost that is not covered by this Agreement, then Flextronics will notify Customer and the parties will agree to compensate Flextronics for such additional costs.

4.3. Preferred Supplier.

Customer shall provide to Flextronics and maintain an Approved Vendor List. Flextronics shall only purchase, from vendors on a current AVL, the Materials required to manufacture the Product. Subject to Customer’s other commitments, Customer shall give Flextronics a reasonable opportunity to be included on AVL’s for Materials that Flextronics itself can supply, and if Flextronics is competitive with other suppliers with respect to pricing, functionality, lead time and performance, quality, warranty coverage, supply flexibility and meets the reasonable criteria for acceptance established by Customer, Flextronics may be included on such AVL’s with Customer’s approval. Subject to Customer’s other commitments, if Flextronics is on an AVL and its prices, quality and performance are competitive with other vendors, Customer will raise no objection to Flextronics sourcing Materials from itself. For purposes of this Section 4.3 only, the terms “Flextronics” and “itself” includes any companies affiliated with Flextronics. Flextronics shall be responsible for such Materials sourced from itself on the AVL notwithstanding the approval of such AVL by Customer.

4.4. Material Non-Exclusivity.

Flextronics agrees that all Products and all associated Materials, accessories and assemblies are non-exclusive to Flextronics which may be further integrated into higher level assemblies manufactured which may be purchased, transferred, used, authorized to be sold and distributed as Customer sees fit. At Customer’s request Flextronics shall use all commercially reasonable efforts to accept orders from other manufacturers for Materials for which Flextronics is the sole source, that contain Flextronics intellectual property, and for which no other reasonable substitute is available. Flextronics may refuse to accept orders from manufacturers that fail to comply with Flextronics normal credit policies.

4.5. Materials Warranties.

(a) Flextronics shall use reasonable efforts to obtain and pass through to Customer from the Materials vendor, the following provisions in a form consistent with the corresponding provisions of this Agreement, with regard to the Flextronics Controlled Materials (other than the Production Materials and Flextronics Supplied Materials for which Flextronics remains directly responsible): (i) a warranty of conformance of the Materials with the vendor’s specifications and/or with the Specifications; (ii) a warranty that the Materials will be free from defects in materials and workmanship for a period of not less than twelve (12) months; (iii) a warranty that the Materials will comply with the requirements of applicable law including safety requirements and the Environmental Regulations; and (iv) an indemnity against claims that the Materials infringe the intellectual property rights of third parties. If a third party vendor refuses to provide and permit the pass through of any of the foregoing warranties or the indemnity, Flextronics shall use commercially reasonable efforts to notify Customer in writing of such refusal, (which notice shall include sufficient detail for Customer to assess the associated risks of such refusal) prior to ordering Materials from the such third party vendor. Unless Customer instructs

Flextronics in writing, within five (5) days after receipt of such notice, not to source Materials from such vendor and agrees to remove such vendor from the AVL in respect of such Materials,, Flextronics may source the applicable Materials from such vendor until instructed otherwise by Customer in writing.

(b) If a third party vendor on Customer’s AVL refuses to provide to Flextronics the warranty referred to in paragraph (iii) above, in respect of compliance with the Environmental Regulations, or the indemnity referred to in paragraph (iv) above (a “Non-conforming Vendor”), and Customer refuses to allow Flextronics to acquire the materials from another third party vendor that is either (i) listed on Customer’s AVL, or (ii) meets Customers requirements for inclusion on the AVL and provides equivalent pricing, quality, performance, lead time and flexibility, then the Materials provided by the Non-conforming Vendor shall be deemed to be Customer Controlled Materials for the purposes of Sections 11(a) and (c). Alternatively Customer may elect to enter the contract directly with the Non-conforming Vendor for the supply of such Materials.

(c) Flextronics shall perform standard incoming inspections of Materials for physical damage, quantity variance and conformance to purchase order upon receipt of Materials shipments. Upon request of Customer and for an additional fee to be agreed upon, Flextronics shall perform additional incoming testing and inspection and other services, in accordance with Customer’s specifications to reasonably detect whether Materials are in conformance with the warranties set out in paragraphs (i), (ii), and (iii) above.

(d) * without limiting Flextronics applicable inspection and testing obligations, Flextronics takes no responsibility whatsoever related to the actual compliance of the Materials with said warranties.

(e) For purposes of clarification, Customer will negotiate with the applicable vendor all the terms and conditions related to the purchase of Customer Controlled Materials including the price, order lead time, warranty coverage, payment terms and minimum order quantity.

4.6. Last Time Buys.

The parties shall immediately notify each other if a supplier issues a notice of component supply discontinuation, and a Last Time Buy (LTB) is required. The parties shall expeditiously agree on the required quantity of LTB Materials. Flextronics agrees to place LTB Materials purchase orders on suppliers, at the request of and on behalf of Customer, after receipt of a purchase order from Customer for such LTB Materials. Upon receipt of the LTB Materials, Flextronics shall identify the portion of the LTB quantity that qualifies as excess Inventory, and Customer shall pay for, and consign such Customer-owned LTB excess Inventory to Flextronics. Flextronics shall store such consigned inventory for Customer, until it is consumed, at the storage and handling rate identified in the Monthly Charges definition.

5. SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

5.1. Shipments.

All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to the Final Destination specified in the applicable purchase order. Shipments will be made FCA (Free Carrier, Incoterms 2000), Delivery Location at which time risk of loss and title will pass to Customer free and clear of all liens and encumbrances. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be paid by Customer. In the event Customer designates a freight carrier to be utilized by Flextronics, Customer agrees to designate only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and, when shipping to or through the United States, to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines. Flextronics shall comply with the foregoing requirements whenever Flextronics designates the freight carrier.

5.2. Quantity Increases and Shipment Schedule Changes.

(a) For any accepted purchase order, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the flexibility table below (the “Flexibility Table”):

# of days before Shipment Date on Purchase Order	Allowable Quantity Increases	Maximum Reschedule Quantity	Maximum Reschedule Period
*	*	*	*
*	*	*	*
*	*	*	*

Any decrease in purchase order quantity is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the Flexibility Table. Quantity cancellations are governed by the terms of Section 5.3 below. Any purchase order quantities increased or rescheduled pursuant to this Section 5.2(a) may not be subsequently increased or rescheduled without Flextronics’s consent, such consent not to be unreasonably withheld.

(b) All Customer requests to push out delivery dates on purchase orders outside of the table in subsection (a) require Flextronics’s prior written approval, which, in its reasonable discretion, may or may not be granted. Flextronics shall inform Customer of its decision within three (3) Business Days after Customer’s request. If Flextronics fails to respond within such three (3) Business Day period, it shall be deemed to have approved Customer’s request. If Customer does not request prior approval from Flextronics for such reschedules, or if Customer and Flextronics, acting reasonably, do not agree in writing to specific terms with respect to any requested reschedule, then Customer will pay Flextronics the Monthly Charges (pro-rated for partial months) for any such reschedule, calculated from the * after such reschedule for any Inventory and/or Special Inventory that was procured by Flextronics to support the original delivery schedule that is not used to manufacture Product pursuant to an accepted purchase order within * of such reschedule. In addition, if Flextronics notifies Customer that such Inventory and/or Special Inventory has remained in Flextronics’s possession for more than * days since such reschedule, then Customer agrees to immediately purchase any affected Inventory and/or Special Inventory upon receipt of the notice by paying the Affected Inventory Costs. In addition, any finished Products that have already been manufactured to support the original delivery schedule will be treated as cancelled as provided in Sections 5.3 and 5.4 below. * Notwithstanding the foregoing, Customer shall not be responsible for Common Materials that are also Flextronics Controlled Materials or for Production Materials under this Section 5.2(b).

(c) Subject to Materials and capacity availability, Flextronics will use reasonable commercial efforts to meet any quantity increases. In order for Flextronics to be able to meet the flexibility requirements stated in the table above, it shall use reasonable commercial efforts to maintain appropriate Materials inventory buffer stock, subject to Materials and capacity availability, required to meet the Product increases defined in such table. All reschedules or quantity increases outside of such table will require Flextronics’s approval, which, in its reasonable discretion, may or may not be granted. If Flextronics agrees to accept a reschedule to advance a delivery date or an increase in quantities in excess of the flexibility table in subsection (a) and if there are extra costs to meet such reschedule or increase, Flextronics will inform Customer and obtain its acceptance and approval in advance.

(d) Any delays in the normal production or interruption in the workflow process caused by Customer’s changes to the Specifications not in accordance with the ECO process contemplated by Section 2.2 or failure to provide agreed quantities at the agreed time and quality level of Customer Supplied Materials where applicable to sustain the production schedule, will be considered a reschedule of any affected purchase orders for purposes of this Section 5.2 for the period of such delay.

(e) For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (b), the “Lead Time” shall be calculated as the Lead Time at the time of procurement of the Inventory and Special Inventory.

5.3. Cancellation of Orders and Customer Responsibility for Inventory.

(a) Customer may not cancel all or any portions of an accepted purchase without Flextronics’s prior written approval, which, in its sole discretion, may or may not be granted. If Customer does not request prior approval, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved cancellation, then Customer will pay Flextronics Monthly Charges (pro-rated for partial months) for any such cancellation, calculated as of the first day after such cancellation for any Product or Inventory or Special Inventory procured by Flextronics to support the original delivery schedule. In addition, if Flextronics notifies Customer that such Product, and related Inventory and/or Special Inventory has remained in Flextronics’s possession for more than * since such cancellation, then Customer agrees to immediately purchase from Flextronics such Product, Inventory and/or Special Inventory by paying the Affected Inventory Costs.

(b) If the Forecast for any period is less than the previous Forecast supplied over the same period, that amount will be considered canceled and Customer will be responsible for any Special Inventory purchased or ordered by Flextronics to support the Forecast provided that, if the Special Inventory is reasonably expected to be consumed in the * there shall be no Monthly Charge charged by Flextronics over that period.

(c) Flextronics shall invoice Customer and Customer shall pay for, Products that have been ordered by Customer and that have not been picked up in accordance with the agreed upon shipment dates. Flextronics shall store such Products on Customer’s behalf as consigned Products *.

(d) For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (a), the “Lead Time” shall be calculated as the Lead Time at the time of procurement of the Inventory and Special Inventory; and Long Lead Time Materials and associated lead-times shall be identified to Customer Quarterly within the Price Book review exercise contemplated by Section 3.5(c).

(e) *

5.4. Mitigation of Inventory and Special Inventory.

Prior to invoicing Customer for the amounts due pursuant to Sections 5.2 or 5.3, Flextronics will use reasonable commercial efforts for a period of *, to return to the applicable vendor, all unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer. Flextronics agrees to inform Customer before incurring any vendor cancellation charges. Such efforts to mitigate stranded Materials costs shall include the following:

(1)	Canceling, if possible, all outstanding but unfulfilled orders for Materials no longer required;

(2)	Returning Materials no longer required to the supplier of such Materials wherever possible;

(3)	selling or brokering such Materials to other third parties including other contract manufacturers of Customer; and

(4)	using such Materials in the manufacture of other products or in products manufactured for other customers of Flextronics.

Customer shall pay amounts due under this Section 5 within * of receipt of an invoice. Flextronics will ship, freight collect, the Inventory and Special Inventory required to be paid for by Customer under this Section 5 to Customer specified location, or locations, promptly upon said payment by Customer. In the event Customer does not pay within *, Flextronics will be entitled to dispose of such Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties. Flextronics shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within forty five (45) days of its receipt of the invoice.

5.5. No Waiver.

For the avoidance of doubt, Flextronics’s failure to invoice Customer for any of the charges set forth in this Section 5 does not constitute a waiver of Flextronics’s right to charge Customer for the same event or other similar events in the future.

5.6. Certificate of Origin.

In circumstances where any of the Products are to be exported from the country of origin and subject to the receipt by Flextronics of a written request from Customer, a duly authorized officer of Flextronics will execute and promptly deliver to Customer (or its designate) a certificate of origin on behalf of Flextronics for such Products in the form provided by Customer which will be the then prescribed form under the appropriate export and import regulations. Flextronics agrees to use reasonable care in preparing and completing each certificate of origin executed and delivered to Customer under this provision. Flextronics represents and warrants that each certificate of origin executed and delivered to Customer under this provision is complete and accurate in all respects. Flextronics agrees to promptly advise Customer in writing of (i) any development or change that may affect any certificate of origin executed and delivered by Flextronics under this provision, and (ii) any review, investigation, assessment or audit involving Flextronics and pertaining to any such certificate of origin. Flextronics agrees to promptly comply with any request from any government authority having jurisdiction or from Customer for information regarding any such certificate of origin as well as information concerning the importation of such Products, including, without limitation, information regarding valuation for duty and tariff classification for such Products.

5.7. Regulatory Compliance.

Unless otherwise specified, or agreed, Flextronics shall be responsible for compliance with regulatory requirements, including Environmental Regulations, for i) manufacturing processes, ii) packaging, iii) workplace safety, and iv) labeling (together, the “Regulatory Requirements”). Flextronics will maintain all documentation as required per the Regulatory Requirements, and upon request, deliver to Customer the applicable documentation in accordance with the requirements of the applicable regulatory body.

6. PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY

6.1. Product Acceptance.

The Products delivered by Flextronics will be inspected and tested as required by Customer within fifteen (15) days of receipt at the Final Destination on the applicable purchase order. If Products: (i) do not comply with the express limited warranty set forth in Sections 6.2 (c), (d) and (e) below, (ii) have been materially damaged prior to or on delivery to the carrier, (iii) are not of the quantity or kind as set out in the applicable purchase order, (iv) are delivered in error, or (v) do not meet the current Customer guidelines for packing, labeling, shipment, export and import of Products, Customer has the right to reject such Products during said period. The delivery of Products not rejected during said period will be deemed accepted but shall remain subject to the warranties in Section 6.2. Customer may return defective Products, freight collect, after obtaining a return material authorization number from Flextronics to be displayed on the shipping container and completing a failure report. Rejected Products will be promptly (and in any event within *) repaired or replaced, at Flextronics’s option, and returned freight pre-paid. In the case of rejected first piece evaluation Products, such repair or replacement shall occur within *. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found, otherwise Flextronics shall bear such risk, cost and expense.

6.2. Express Limited Warranties.

This Section 6.2 sets forth Flextronics’s sole and exclusive Product warranties. Flextronics represents, warrants and covenants that:

(a) Flextronics has all rights and authority to enter into this Agreement;

(b) Flextronics shall maintain, at its sole expense, all necessary business licenses, permits, consents, releases and authorizations to carry on its business and to perform its obligations hereunder;

(c) Flextronics shall at all times comply with all applicable international, national, state, and local laws, rules, and regulations with respect to the conduct of its business and its performance hereunder, including all applicable import, export, and re-export laws of Canada, the United States and any other applicable foreign jurisdiction where it accepts purchase orders for Products. Without limiting the generality of the foregoing, Flextronics warrants that Production Materials and the Flextronics Supplied Materials and its processes and procedures relating to the manufacture of Products are and shall be in compliance with Environmental Regulations;

(d) Flextronics shall not knowingly insert into the Products any time locks, disabling devices, viruses, back doors or similar devices which may tend to lock, destroy, corrupt or disable any Product or allow unauthorized or undetected use or access;

(e) The Products will have been manufactured in accordance with the applicable Specifications and will be free from defects in workmanship for a period of * from the date of delivery at the Delivery Location. In addition, Flextronics warrants that Production Materials and Flextronics Supplied Materials are free from defects in materials and workmanship and are in compliance with Environmental Regulations; and

(f) Within 7 days of discovery, Flextronics will notify Customer of any failures of the Products to meet the warranties set forth in Section 6.2.

6.3. Exclusions.

Notwithstanding anything else in this Agreement, the express limited warranty in Section 6.2(e) does not apply to and Flextronics makes no representations or warranties whatsoever with respect to: (i) Flextronics Controlled Materials, Customer Supplied Materials or Customer Controlled Materials; (ii) defects resulting from the Specifications or the Customer’s design of the Products; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer; (iv) Prototypes; or (v) defects resulting from tooling, designs or written instructions produced or supplied by Customer, or (vi) the compliance of Flextronics Controlled Materials, Customer Controlled Materials or Customer Supplied Materials with any Environmental Regulations. Customer shall be liable for reasonable costs or expenses incurred by Flextronics related to the foregoing exclusions to Flextronics’s express limited warranty.

6.4. Remedy.

Upon any failure of a Product to comply with the express limited warranty in Section 6.2(e), Customer may elect to return Products to Flextronics, freight collect, after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. For products returned to Flextronics, Flextronics’s shall at its option, either promptly repair or replace such Product and return it to Customer freight prepaid. For Products returned to Flextronics, Customer shall bear all of the risk, and all reasonable costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found otherwise Flextronics shall bear these risks and costs. Replacement Products provided by Flextronics or any repaired defect shall be warranted for the longer of (a) the remainder of the warranty period, or (b) twelve (12) months from the delivery date of the replaced or returned Product to Customer.

6.5. Epidemic Failure.

In the event that either party detects evidence of an Epidemic Failure, it shall promptly notify the other party and present such evidence. Upon the giving of such notice by either party, Customer shall have the right, pending correction of the Epidemic Failure as provided herein, to postpone further shipments of the Product to which the Epidemic Failure relates, by giving notice of such postponement to Flextronics. The parties shall work diligently and in good faith together to prepare and implement an agreed upon action plan (“Epidemic Action Plan”) to promptly remedy such Epidemic Failure which may include repair or replacement of affected Products. Customer shall be responsible for the Epidemic Failure including the costs of implementing the Epidemic Action Plan to the extent that the Epidemic Failure: (i) results from Flextronics’s compliance with the Specifications, or (ii) relates to Products shipped more that twenty-four (24) months before the Epidemic Failure occurred (the period up to the end of such twenty-fourth month being referred to as the “Epidemic Failure Period”). Flextronics shall be responsible for the Epidemic Failure, including the costs of implementing the Epidemic Action Plan up to a total amount equal to the cost to repair the defective Product, including freight, plus five percent (5%) of the total amount paid for Products shipped during the Epidemic Failure Period ,to the extent that the Epidemic Failure results from a breach of Flextronics’s warranties under this Agreement even though the period in which to make a warranty claim under Section 6.2(e) may have expired, otherwise Customer shall be responsible for said costs. The parties shall use reasonable efforts to minimize the costs associated with the Epidemic Action Plan.

6.6. Warranty by Customer.

Customer will provide its own warranties directly to any of its end users or other third parties. Customer will not pass through to end users or other third parties the warranties made by Flextronics under this Agreement. Furthermore, Customer will not make any representations to end users or other third parties on behalf of Flextronics.

6.7. No Other Representations or Warranties.

EXCEPT AS STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR CONDITION, INCLUDING IN RESPECT OF THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR IN ANY COMMUNICATION WITH THE OTHER PARTY, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT.

6.8. Repair Service.

(a) Flextronics commits to providing full warranty repair services (as required by Section 6.4) and out-of-warranty repair services until manufacturing discontinuance (“MD”) by Customer of the applicable Product which services shall normally be performed at the factory where the Product was manufactured by Flextronics. Flextronics shall provide out-of-warranty repair services in accordance with Schedule 6.8 or the applicable Statement of Work. Upon Customer’s request, Flextronics will establish one or more local regional repair service facilities for the Products provided that it is economically viable for Flextronics to do so.

(b) During the term of this Agreement, Flextronics will assist Mitel in providing repair capabilities for Products for a period of not less than * after Product MD. This assistance will consist of one or more of the following actions in order of priority depending on the economic viability of each scenario:

(i) Full repair services continue to be available at Product manufacturing facility after product MD. This service will be offered if Flextronics is manufacturing the next release of the product and a high level of component and/or process commonality is present in the newly released Product reasonably sufficient to permit repair services on the MD Product to continue;

(ii) Flextronics Supplied Materials are made available to purchase on an ongoing basis by Customer or another contract manufacturer performing repair services on the MD Product. This would be offered as long as: (a) the Flextronics Supplied Materials sub-assembly or component level item is a viable product independent of the M D Product demand, or (b) a new Flextronics Supplied Materials sub-assembly or component is available that has a high level of commonality with the Flextronics Supplied Materials sub-assembly or component utilized in the MD Product; or

(iii) Flextronics will notify Customer six (6) months prior to the arrangements described in paragraphs (i) and (ii) above becoming unavailable and Customer will have the right place a purchase order for a Last Time Buy within sixty (60) days after receipt of such notice. Deliveries against this purchase may be scheduled by Customer over a twelve (12) month period from issuance of the purchase order.

7. GOVERNANCE AND REPORTING

In order to facilitate the proper management and control of the relationship of the parties in connection with this Agreement, the parties shall implement and follow the account management governance and reporting structure and requirements described in Schedule 7.1.

8. QUALITY ASSURANCE

8.1. Quality Assurance Requirements.

(a) Flextronics will maintain quality assurance systems for the control of material quality, processing, assembly, testing, packaging and shipping in accordance with leading industry practices. Flextronics confirms that all facilities in which Customer’s Products are manufactured under the terms hereof are and shall remain ISO 9001 (or the most current successor standard) registered and compliant and that all facilities owned or leased by Flextronics in which Customer’s Products are manufactured are ISO 14001 (or the most current successor standard) registered and compliant. The workmanship standard to be used in manufacturing the Products is and shall remain IPC A-610 C, or equivalent as published by the Institute for Interconnecting and Packaging Electronic Circuits (or the most current successor standard). In addition Flextronics confirms that it is and shall remain TL 9000 (or the most current successor standard) certified. In the event Customer requires Flextronics to obtain other industry standard certifications or registrations, Flextronics agrees to use commercially reasonable efforts to obtain such registrations and Customer shall pay the homolgation costs related thereto.

(b) Flextronics is responsible for performing, in accordance with good industry practice, all inspections and tests required in order to ensure full compliance of Products with the requirements of this Agreement, including performing:

(a) general inspections or equivalent for visual inspection for cosmetic defects;

(b) dimensional inspections or equivalent;

(c) finished goods electrical testing to ensure a fully working Product; and

(d) functional and system tests using test equipment, procedures, methods and software provided by the Customer.

8.2. Service Standard.

Flextronics will perform the services under this Agreement using careful, efficient, and qualified workers, and in a professional and workmanlike manner in accordance with the requirements of this Agreement including the applicable Statement of Work.

8.3. Returns Process and Reporting.

Flextronics shall implement and maintain a fully documented corrective action and returns handling and reporting system that satisfies the Customer’s requirements set out in Customer’s form AAQE0030 Supplier Corrective Action Request. Customer shall notify Flextronics in writing of the non-conformance through a Supplier Corrective Action Request (“SCAR”). Flextronics shall provide to Customer a written response to the SCAR within five (5) Business Days of receipt of same.

8.4. Other Certifications.

In the event the manufacturing process used by Flextronics is included as part of any regulatory or industry approvals, which are not industry standard certifications, Flextronics shall use best efforts to ensure its processes comply with such requirements and Flextronics will thereafter assume the costs of maintaining such certifications.

8.5. Audits and Inspections.

Customer and its auditors/inspectors may during normal business hours, but no more than once per calendar year (unless misconduct is suspected in which case another audit may be conducted in the same calendar year provided that Customer has reasonable evidence upon which to base its suspicion of misconduct and shares such evidence with Flextronics), and following reasonable written notice and subject to Flextronics’s normal security requirements, review the Flextronics’s facilities, manufacturing processes and quality and environmental management system control procedures and associated documentation as reasonably necessary for the Customer and its auditors/inspectors to satisfy themselves as to the Flextronics’s compliance with its relevant obligations under this Agreement. Without limiting the foregoing, Customer may perform quality and environmental management system audits of Flextronics’s production lines for the Products and such production lines of Flextronics’s subcontractors, upon five (5) days written notice to Flextronics. The purpose of such audits will be to assess Flextronics’s quality management and environmental management systems, as well as ensuring that Flextronics’s manufacturing processes are capable of consistently providing the Products in accordance with Flextronics’s warranties and obligations as set forth in this Agreement. If any deficiencies, including process defects, which may materially adversely effect Flextronics’s performance of its applicable obligations as set forth in this Agreement are identified by any such auditor or inspector, the parties will confer about such deficiencies and defects and a plan will be generated and agreed upon pursuant to which Flextronics shall promptly correct any such deficiencies at Flextronics’s cost.

8.6. United Nations Policies.

Flextronics shall not knowingly violate any United Nations policies with respect to the use of labour in the manufacture and supply of Products to Customer hereunder.

9. INTELLECTUAL PROPERTY

9.1. New Developments.

(a) Flextronics agrees that, upon Flextronics’s receipt of Customer’s payment for the applicable services hereunder, all designs (if any are provided pursuant to this Agreement), plans, reports, drawings, schematics, prototypes, models, inventions, copyrights, Product improvements, software (including test software) and all other information and items made, developed or conceived by

Flextronics or by its employees, contract personnel, agents and subcontractors during the course of performing such services under this Agreement and related principally to the Products (the “New Developments”) and all intellectual property rights in the New Developments are assigned to Customer as its sole and exclusive property.

(b) Flextronics shall execute and cause its employees, contract personnel, agents and subcontractors to execute such assignments, moral rights waivers and other documents as Customer may reasonably request in order to confirm its ownership of the New Developments.

(c) Flextronics’s “Background Property” shall mean Flextronics’s know how, design tools, methodologies, software, algorithms, or other means that may be used by Flextronics to (i) manufacture, assemble or test Products, or (ii) to design production means or the processes by which Products are manufactured, assembled, or tested and any improvements or modifications thereto. Flextronics owns or has the right to use all of the intellectual property rights in its Background Property which Background Property is not incorporated into the New Developments. Customer acknowledges and agrees that this Agreement shall not affect the ownership of, nor convey any licenses or rights under any of the intellectual property rights in the Flextronics’s Background Property, either expressly, impliedly or otherwise to Customer or any other third party. Flextronics agrees not to assert its rights in the Background Property against Customer for Customer’s use of the Background Property to use, distribute, modify or repair any of the Products supplied by Flextronics under this Agreement.

9.2. Licenses.

Customer hereby grants Flextronics a non-exclusive, non-transferable license during the term of the applicable Statement of Work to use Customer’s applicable patents, trade secrets and trade-marks other intellectual property solely as necessary to perform Flextronics’s obligations under this Agreement and the applicable Statement of Work. Flextronics shall only sell and distribute the Products to Customer and Customer’s affiliates. Flextronics acknowledges and agrees that title to and ownership of all intellectual and industrial property in respect of any documentation, specifications, reports, data, notes, drawings, plans, diagrams, models, patterns, samples, software, computer output and information supplied by Customer in connection with this Agreement (together with the intellectual property rights therein) shall remain the exclusive property of Customer at all times.

9.3. No Other Licenses.

Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party.

10. TERM AND TERMINATION

10.1. Term.

This Agreement is effective as of the Effective Date and, unless terminated earlier as provided herein, shall continue in effect until all Statements of Work have been terminated or have expired. After the expiration of the initial term of a Statement of Work (unless such Statement of Work or this Agreement has been terminated), such Statement of Work shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it intends to update, or does not intend to renew such Statement of Work thirty (30) days or more prior to the end of its term.

10.2. Termination of SOW.

A Statement of Work may be terminated by: (a) either Customer for convenience * (c) by either party if the other party defaults in the performance of any other material term or condition of this Agreement directly affecting such Statement of Work and such default continues unremedied for a period of * after the delivery of written notice thereof by the terminating party to the other party; (d) by either party pursuant to Section 12.9 (Force Majeure) where the performance of such Statement of Work is materially affected; or (e) Chronic KPI Failure materially affecting such Statement of Work.

10.3. Termination of Entire Agreement.

A party may terminate this Agreement in its entirety with immediate effect if the other party makes a general assignment for the benefit of creditors or a proposal or arrangement under any applicable bankruptcy or insolvency legislation, if a petition is filed against the other party under any applicable bankruptcy or insolvency legislation, if the other party shall be declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed of or for the other party or if the other party shall commit any act of bankruptcy or shall propose a compromise or arrangement or institute proceedings to be adjudged bankrupt or insolvent or consents to the institution of such appointment or proceedings or admits in writing inability to pay debts generally as they become due.

10.4. Effect of Expiration or Termination.

Expiration or termination of one or more Statements of Work or this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 5.2, 5.3 and 5.4 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and

Special Inventory in existence as of such date, and (c) shall not affect Flextronics’s express limited warranty in Section 6.2 above. In the event of expiration or termination of a Statement of Work or this Agreement for any reason, Flextronics shall assist Customer in carrying out an orderly transition as set out in Schedule 10.4. Sections 1, 2.6, 3.4, 3.5, 3.6, 3.7, 3.8, 4.5, 5.2, 5.3, 5.4, 6.2, 6.3, 6.4, 6.5, 9, 10, 11 and 12 shall survive any termination or expiration of this Agreement together with such other provisions as may expressly or by their nature survive such termination or expiration.

11. INDEMNIFICATION; LIABILITY LIMITATION

11.1. Indemnification by Flextronics.

Flextronics agrees to defend, indemnify and hold harmless, Customer and its affiliates and their directors, officers, employees, and agents (each, a “Customer Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:

(a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the extent such injury or damage has been caused by negligence or willful misconduct of Flextronics or a breach by Flextronics of this Agreement or the applicable Statement of Work where such injury or damage is a reasonably foreseeable consequence of such breach.

(b) any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Flextronics uses to manufacture, assemble and/or test the Products or by Flextronics Supplied Materials; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’s manufacture, assembly or test of the Product in accordance with the specific instructions provided by Customer but not the method selected by Flextronics to carry out such instructions; or

(c) non-compliance with any Environmental Regulations but solely to the extent that such non-compliance is caused by or in connection with a process that Flextronics uses to manufacture the Products or by Production Materials or Flextronics Supplied Materials; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’s manufacture, assembly or test of the Product in accordance with the Specifications or specific instructions provided by Customer but not the method selected by Flextronics to meet such Specifications or carry out such instructions.

11.2. Indemnification by Customer.

Customer agrees to defend, indemnify and hold harmless, Flextronics and its affiliates, and all directors, officers, employees and agents (each, a “Flextronics Indemnitee”) from and against all Damages incurred by or assessed against any of the foregoing but solely to the extent the same arise out of, are in connection with, are caused by or are related to third-party claims relating to:

(a) any failure of any Product (excluding Flextronics Supplied Materials, Flextronics Controlled Materials or Production Materials, contained therein) sold by Flextronics hereunder to comply with any safety standards and/or Environmental Regulations to the extent that such failure has not been caused by a Flextronics Indemnitee’s negligence, willful misconduct or breach of this Agreement including mistaken purchase of non-compliant Materials

(b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, except to the extent such injury or damage is the responsibility of Flextronics pursuant to Section 11.1(a) above; or

(c) any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is (i) the responsibility of Flextronics pursuant to Section 11.1(b) above or (ii) caused by Flextronics Supplied Materials, Flextronics Controlled Materials or Production Materials unless, in the case of Flextronics Controlled Materials, the infringement claim results from the application of Flextronics Controlled Materials in a manner that was not intended or reasonably foreseeable by the vendor of such Flextronics Controlled Materials.

11.3. Procedures for Indemnification.

With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party shall assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim.

11.4. Sale of Products Enjoined.

Should the use of any Products be enjoined for a cause stated in Section 11.1(b) or 11.2(c) above, or in the event the indemnifying party desires to minimize its liabilities under this Section 11, in addition to its indemnification obligations set forth in this Section 11, the indemnifying party shall, at no cost to the indemnified party, either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable). Where Flextronics is the indemnifying party, any substituted Flextronics Supplied Materials or process or the modifications thereto or such right of continued use must be acceptable to the Customer acting reasonably. In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current forecast will be considered cancelled and, upon notice, Customer shall purchase all Products, Inventory and Special Inventory, that are not infringing, as provided in Sections 5.3 and 5.4 hereof. Any changes to any Products or process must be made in accordance with Section 2.2 above but where Flextronics is the indemnifying party, such changes shall be made at no cost to Customer. Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

11.5. Limitation of Liability.

EXCEPT WITH REGARD TO A BREACH OF SECTIONS 11.1 (INDEMNIFICATION BY FLEXTRONICS), 11.2 (INDEMNIFICATION BY CUSTOMER) AND SECTION 12.1 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES AND EXCEPT FOR ANY SUCH COVER DAMAGES WHICH MAY BE AWARDED WITH RESPECT TO AFFECTED PURCHASE ORDERS OR FOR PURCHASES MADE BY CUSTOMER FOR A PERIOD OF SIX (6) MONTHS AFTER AN EFFECTIVE TERMINATION OF THIS AGREEMENT BY CUSTOMER IN ACCORDANCE WITH SECTIONS 10.2 OR 10.3) ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THE FOREGOING SECTION 11 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

12. MISCELLANEOUS

12.1. Confidentiality.

(a) Neither party shall use any Confidential Information of the disclosing party for any purposes or activities other than those specifically permitted by this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information, no party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to anyone without the prior written consent of the disclosing party, except to its employees, consultants, parent company, and subsidiaries of its parent company who need to know such information for carrying out the activities contemplated by this Agreement and who have agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a subpoena or other court process only (i) after having given the disclosing party prompt notice of the receiving party’s receipt of such subpoena or other process and (ii) after the receiving party has given the disclosing party a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order. Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed upon the earlier of (i) the disclosing party’s written request, or (ii) termination of this Agreement. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof. The existence and terms of this Agreement shall be confidential in perpetuity. In addition, any information of third parties that has been identified as confidential and proprietary shall be maintained as confidential for as long as required by the terms of the applicable agreement with such third party.

(b) Each party will obtain and maintain in effect written agreements with all employees and agents that contain terms sufficient for such party to comply with the terms of this Agreement, including, without limitation, terms restricting the use and disclosure of Confidential Information of the other party.

(c) Notwithstanding anything to the contrary in this Agreement, either party may disclose the terms of this Agreement to its attorneys and accountants or as otherwise may be required by law (in which case, to the extent permissible under applicable law, the receiving party shall give the disclosing party prior written notice of such required disclosure and give the disclosing party, at its own expense, a reasonable opportunity, and cooperate with the disclosing party, to contest or limit the scope of such required disclosure, including, without limitation, by applying for a protective order).

12.2. Use of Flextronics Name is Prohibited.

The existence and terms of this Agreement are Confidential Information and protected pursuant to Section 12.1 above. Accordingly, Customer may not use Flextronics’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of Flextronics.

12.3. Use of Customer Name is Prohibited.

The existence and terms of this Agreement are Confidential Information and protected pursuant to Section 12.1 above. Accordingly, Flextronics may not use Customer’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of Customer.

12.4. Entire Agreement; Severability.

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. If any provision of this Agreement is held invalid or unenforceable for any reason: (i) such invalidity shall not affect the validity of the remaining provisions of this Agreement, (ii) the invalid provision shall be enforced to the maximum extent permitted by law, and (iii) the parties hereto consent and agree that the scope of such provision may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

12.5. Amendments; Waiver.

This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

12.6. Independent Contractor.

Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

12.7. Expenses.

Each party shall pay their own expenses in connection with the negotiation of this Agreement. All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 12.11 below.

12.8. Insurance.

(a) Customer specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which has passed to Customer pursuant to this Agreement and which is stored on the premises of Flextronics.

(b) Flextronics shall place and keep in force during the currency of this Agreement, including any period during which Transition Services are being provided and for a period of twelve (12) months thereafter, with financially secure insurance companies rated A-, VII or better by A.M. Best’s, the following insurance coverage:

(i) Commercial General Liability, Automobile Liability and/or Umbrella insurance, with a minimum limit of * U.S. per occurrence for personal injury, bodily injury (including death) and property damage arising out of or related to the this Agreement including the use or operation of the Products. The policy shall provide coverage for, but not be limited to, liability for Products and completed operations, broad form property damage coverage, non-owned automobile, tenant’s legal liability, employer’s liability, contractual liability. Customer shall be added to the policy as an additional insured and the policy shall contain cross liability and severability of interest clauses.

(ii) Worker’s compensation insurance to the extent required by applicable law.

(iii) Umbrella liability insurance with a minimum limit of ten million dollars ($10,000,000.00) each occurrence and in the aggregate. Umbrella insurance must follow the form of all underlying insurance to provide the limit of insurance required by this Agreement.

(c) Flextronics shall, within thirty (30) days after the execution of this Agreement, provide Customer with certificates of insurance coverage for all policies required to be placed and maintained by Flextronics pursuant to the provisions of this Section 12.8;

(d) Each certificate of insurance pursuant to the provisions of this Section 12.8, shall contain a provision whereby the insurer is required to give thirty (30) days written notice to Customer prior to or cancellation of the policy or policies of insurance;

(e) Neither the providing of insurance by Flextronics in accordance with the requirements of this Agreement or the insolvency, bankruptcy or failure of any insurance company to pay any claim accruing shall be deemed to waive any of the provisions of this Agreement with respect to the liability of Flextronics or otherwise; and

(f) The policies of insurance required to be maintained by Flextronics pursuant to this Article shall be primary to any policies of insurance that are maintained by Customer.

(g) In the event of a material loss, theft or mysterious disappearance of or unauthorized access to or tampering with any assets, data, documents, files or other information or property of Customer or its Affiliates, Flextronics shall promptly notify Customer, and permit Customer to take all steps it deems reasonably necessary to protect itself from losses and liability.

12.9. Force Majeure.

In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability or any other cause beyond the reasonable control of the party invoking this section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to avoid and to mitigate its effects (including, in the case of Flextronics, performing its responsibilities in respect of business continuity and disaster recovery), such party shall have given prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform its material obligations within sixty (60) days after such event, the other party may terminate the affected Statements of Work without penalty other than the obligations set forth in Section 10.4.

12.10. Successors, Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, either party may, upon written notice to the other party, assign some or all of its rights and obligations under this Agreement to an affiliated entity.

12.11. Notices.

All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section. Notwithstanding the foregoing, purchase orders, sales acknowledgments, forecasts, ECO’s and other day-to-day communications may be sent by EDI, e-mail or facsimile in a manner to be mutually determined by the parties.

12.12. Disputes Resolution; Waiver of Jury Trial.

(a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Customer or their respective affiliates and subsidiaries

(collectively, “Disputes”). Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below.

(b) Any and all Disputes shall be referred to arbitration under the international rules and procedures of the International Center for Dispute Resolution, under its applicable rules and procedures, with mandatory venue in New York City, who shall act as the arbitration administrator (the “Arbitration Administrator”).

(c) The parties shall agree on a single arbitrator (the “Arbitrator”). The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the parties may agree), the Arbitration Administrator will select an independent Arbitrator.

(d) Unless otherwise mutually agreed to by the parties, the place of arbitration shall be New York City, although the arbitrators may be selected from rosters outside New York City.

(e) The Federal Arbitration Act shall govern the arbitrability of all Disputes. The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the “Federal Rules”), to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Federal Rules do not provide an applicable procedure, New York law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

(f) Unless otherwise mutually agreed to by the parties, each party shall allow and participate in discovery as follows:

(i) Non-Expert Discovery. Each party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in New York City; (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.

(ii) Expert Discovery. Each party may select a witness who is retained or specially employed to provide expert testimony and an additional expert witness to testify with respect to damages issues, if any. The parties shall exchange expert reports and documents under the same requirements as Federal Rules of Civil Procedure 26(a)(2) &(4).

(iii) Additional Discovery. The Arbitrator may, on application by either party, authorize additional discovery only if deemed essential to avoid injustice. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.

(g) The Arbitrator shall render an award within six (6) months after the date of appointment, unless the parties agree to extend such time. The award shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law. The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the Federal Rules) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section.

(h) Either party may seek arbitral review of the award. Arbitral review may be had as to any element of the award.

(i) This Agreement’s arbitration provisions are to be performed in New York City. Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this Section, to review or confirm the award in arbitration, or for preliminary injunctive relief, shall be brought in a court of competent jurisdiction in the State of New York (the “Enforcing Court”). By execution and delivery of this Agreement, each party accepts the jurisdiction of the Enforcing Court.

(j) Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section, including attorneys’ fees.

(k) Notwithstanding anything contained in this Section to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Subsection (b) of this Section, Customer and Flextronics shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Customer’s then-current President and Flextronics’s then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Flextronics. The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. In the event that the parties are unable to resolve such Dispute pursuant to this Subsection (k), the provisions of Subsections (a) through (j) of this Section, inclusive, as well as Subsections (l), (m) and (n) of this Section shall apply.

(l) The parties agree that the existence, conduct and content of any arbitration pursuant to this Section shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements.

(m) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

(n) In the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

12.13. Even-Handed Construction.

The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

12.14. Controlling Language.

This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

12.15. Controlling Law.

This Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the State of New York, without regard to its conflicts of laws provisions; except to the extent there may be any conflict between the law of the State of New York and the Incoterms of the International Chamber of Commerce, 2000 edition used in this Agreement, in which case the Incoterms shall be controlling. The parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement. The parties acknowledge and confirm that they have selected the laws of the State of New York as the governing law for this Agreement in part because jury trial waivers are enforceable under New York law. The parties further acknowledge and confirm that the selection of the governing law is a material term of this Agreement.

12.16. Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

MITEL NETWORKS CORPORATION:		FLEXTRONICS TELECOM SYSTEMS, LTD

	/s/ MICHEL LEDUC		/s/ MANNY MARIMUTHU

By:	Michel Leduc	By:	Manny Marimuthu

Title:	VP, HW Design & Operations	Title:	Director

SCHEDULE 1.1

DEFINITIONS

“Affected Inventory Costs”	shall mean: (i) * of the Cost of all affected Inventory and Special Inventory in Flextronics’s possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii) * of the Cost of all affected Inventory and Special Inventory on order and not cancelable, less the salvage value thereof (iii) any vendor cancellation charges incurred with respect to the affected Inventory and Special Inventory accepted for cancellation or return by the vendor, and (iv) the fees under the applicable purchase order for any finished Product ordered by Customer that is in inventory,.

“Approved Vendor List” or “AVL”	shall mean the list of suppliers provided by the Customer and currently approved to provide the Materials specified in the bill of materials for a Product.

“Business Day”	means Monday through Friday, excluding holidays, statutory or otherwise recognized by Customer at its corporate offices in Ottawa, Ontario, or by Flextronics or by the Flextronics facility that is manufacturing, repairing, or distributing the Product.

“Chronic KPI Failure”	shall mean Flextronics has failed to achieve a particular KPI that is described as “breachable” in Schedule 10.2 in any three (3) consecutive months or any six (6) months in a twelve (12) month period

Common Materials

shall mean those Materials mutually agreed each quarter as designated as controlled by Flextronics, while documented within Customer’s AVL. Common Materials are considered to (a) be multi-sourced, (b) Flextronics may have multiple users, (c) are normally returnable, with minimal liability, (d) and are negotiated by Flextronics. The classification as Common Materials is subject to change by mutual agreement of the parties. For the avoidance of doubt, Common Materials are included in the term Flextronics Controlled Materials.

“Confidential Information”	shall mean: (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory, (b) information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure, and (c) information reasonably to be expected to be considered confidential in the context in which such information is disclosed. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Cost”	shall mean the cost represented on the Price Book supporting the most current agreed fees for Products at the time of cancellation, expiration or termination, as applicable.

“Customer Assets”	shall mean equipment, tools and software made available by Customer for use by Flextronics in accordance with Section 2.6.

“Customer Controlled Materials”	shall mean those Materials purchased by Flextronics at Customer’s request under a commercial contract (including a verbal contract, account or course of dealing) in existence between Customer and a third party supplier of Customer.

“Customer Controlled Materials Terms”	shall mean the terms and conditions that Customer has negotiated with its suppliers for the purchase of Customer Controlled Materials.

“Customer Supplied Materials”	shall mean those Materials provided to Flextronics directly by Customer from Customer’s inventory.

“Customer Supplied Materials Terms”	shall mean a set of terms and conditions that Customer has negotiated with Flextronics under a separate agreement for the purchase of Customer Supplied Materials.

“Customer Indemnitees”	shall have the meaning set forth in Section 11.1.

“Damages”	shall have the meaning set forth in Section 11.1.

“Delivery Location”	shall mean the shipping dock of the Flextronics facility where the Product is manufactured, or as otherwise agreed by the parties.

“Disputes”	shall have the meaning set forth in Section 12.12(a).

“DOA”	“dead on arrival” shall mean the Product’s failure upon first use or within three (3) days thereafter to operate in conformance with the Warranties in Section 6.2 .

“ECO”	shall mean an order requesting an Engineering Change, i.e. an “engineering change order”.

“Economic Order Inventory”	shall mean Materials purchased in quantities, above the required amount for purchase orders, in order to achieve price targets for such Materials.

“Engineering Change”	shall mean any mechanical, software, electrical, design and/or specification change which, if made to the Products, would affect the form, fit, function, delivery schedule, performance, reliability, appearance dimensions, tolerance, safety, or purchase price of such Products or which would require any additional test or change an existing test.

“Environmental Regulations”	shall mean any laws and regulations in respect of hazardous substances, hazardous materials, toxic substances, prohibited substances, dangerous substances or dangerous goods. including those set out in the applicable Specifications and those related to the EU Directive 2002/95/EC about the Restriction of Use of Hazardous Substances (RoHS).

Epidemic Action Plan	shall have the meaning set forth in Section 6.5.

“Epidemic Failure”	shall mean that one or more of the following conditions has occurred: (i) more than the percentage specified in the applicable Statement of Work of a particular Product delivered during any month contains an identical defect in materials or workmanship traceable to the same root cause, including any defect affecting the safety of such Product; (ii) DOA Product failures exceed the percentage specified in the applicable Statement of Work of all shipments received by Customer for a particular Product during any one-month period; or (iii) a recall of a Product by Customer, due to regulatory or safety concerns.

Final Destination	shall mean the address of the “ship to” destination specified by Customer in the applicable purchase order.

“Flexibility Table”	shall have the meaning set forth in Section 5.2.

“Flextronics Indemnitee”	shall have the meaning set forth in Section 9.2.

Flextronics Controlled Materials	shall mean those Materials provided by suppliers with whom Flextronics has a commercial contractual (including a verbal contract, account or course of dealing).

Flextronics Supplied Materials	shall mean those Materials manufactured by Flextronics or a Flextronics affiliate;

“Force Majeure”	shall have the meaning set forth in Section 12.9.

“Forecast”	shall have the meaning set out in Section 3.1.

“Initiatives”	shall have the meaning set out in Section 2.4.

“Inventory”	shall mean any Materials that are used to manufacture Products that are ordered pursuant to a purchase order from Customer.

“KPI”	shall mean any of the key performance indicators set out in Schedule 10.2 or any other metric identified as a key performance indicator in a Statement of Work.

“Last Time Buy Materials” or “LTB Materials”	shall mean Materials that a component supplier has provided notice that manufacturing will be discontinued and Materials will no longer be available after a defined date provided by supplier.

“Lead Time(s)”	shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics’s facility to the completion of the manufacture, assembly and test processes.

“LIBOR Rate”	shall mean the three (3) month London Interbank Offered Rate indicated on the British Bankers Association website at (http://www.bba.org.uk/bba/jsp/polopoly.jsp?d=141&a=627) or such successor rate or index as may be adopted by the British Bankers Association for the equivalent purpose.

“Long Lead Time Materials”	shall mean Materials with Lead Times exceeding the period covered by the accepted purchase orders for the Products.

“Materials”	shall mean components, parts and subassemblies that comprise the Product and/or a Prototype and that appear on the bill of materials for the Product and/or Prototype. Unless otherwise noted, “Materials” includes Flextronics Controlled Materials, Flextronics Supplied Materials, Production Materials, Customer Controlled Materials, Customer Supplied Materials, and Common Materials.

“Materials Procurement Lead Time”	shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Flextronics’s MRP system or

(b) the actual lead time, if a supplier has increased the lead time but Flextronics has not yet updated its MRP system.

“Minimum Order Inventory”	shall mean Materials purchased in excess of requirements for purchase orders because of minimum lot sizes available from the supplier.

“Monthly Charges”	shall mean a finance carrying charge of * and a storage and handling charge of *, in each case of the Cost of the Inventory and/or Special Inventory and/or of the fees for the Product affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory and/or Product is returned to the vendor, used to manufacture Product or is otherwise purchased by Customer.

“NPI”	shall have the meaning set forth in Section 2.1.

“Price Book”	shall have the meaning set forth in Section 3.5.

“Product”	shall have the meaning set forth in Section 2.1.

“Production Materials”	shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue. Production Materials do not include any such production materials that have been specified by the Customer that would not otherwise have been used by Flextronics or any Customer Controlled Materials or Customer Supplied Materials.

Prototype	shall mean pre-FPE(first product evaluation) units, test units or other similar products

“Quarter”	shall mean a period of three (3) calendar months commencing on the first day of either May (Q1), August (Q2), November (Q3) or February (Q4).

“Sales Acknowledgement”	shall mean acceptance, via email or fax transmission by Flextronics, of a purchase order submitted by Customer.

“SCAR”	shall mean “Supplier Corrective Action Request” issued by Customer to Flextronics in accordance with Section 6.6.

“Special Inventory”	shall mean any Long Lead Time Materials and/or Minimum Order Inventory and/or Economic Order Inventory.

“Specifications”	shall have the meaning set forth in Section 2.1.

Statement of Work	shall have the meaning set forth in Section 2.1 and shall be substantially in the form of the template in Schedule 2.1A.

“Work”	shall have the meaning set forth in Section 2.1.

SCHEDULE 2.1A

STATEMENT OF WORK TEMPLATE

(a)	Statement of Work # “insert next number” “name of product”

This Statement of Work #“insert next number” is intended to form part of the Master Manufacturing Services Agreement (“Agreement”) between Mitel Networks Corporation (“Customer”) and [Flextronics entity] (“Flextronics”).

General Purpose

(b)	Intent of this SOW: This statement of work is for Flextronics “Location” to manufacture and test of the “Description of product” per “quote name” –Reference; “Title and date of quote received”

(c)	Product name: “name of product”

(d)	Part Number: “Mitel part number”

(e)	Product Revision: “Current release of product”

(f)	Specifications: All specifications for the Mitel part number “Mitel part number and revision”, are hereby incorporated by reference to the documents provided through the Mitel product center, or provided to a Flextronics FTP sites by the Mitel data management group, and further controlled through the ECO process.

Interpretation/Definitions

Unless specifically defined in this SOW, capitalized terms will have the same meanings in this SOW as are ascribed in the Agreement.

NPI Services

“Describe all NPI activities required. Ie proto builds, transfers, etc.”

Service Description

Quality Standard:- “Quality standard for manufacturing” This is usually an IPC standard II

Other Supplier Obligations

“List locations where work will be done”

“List the FCA point”

All Key Performance and Performance Indicators listed in Schedule 10.2 are to apply unless an exception is noted in this SOW.

Unique regulatory requirements including environmental:

•	“List all regulatory requirements ie. RoHS, WEEE etc.”

Scheduling

“List schedule of builds”

“Identify term of SOW. This will be 1 year unless stated here.”

Customer Supplied Materials

“List all materials that will be supplied by Mitel”

Materials Classifications

“List all materials classification … Customer Controlled, Flextronics Controlled, Flextronics supplied, etc. This will be a spreadsheet and will be updated quarterly within a master of all material or in the enclosed for each SOW.”

Customer Provided Tools and Assets

“List all assets that will be managed by Flextronics, tools, test assets, etc. This could be a spreadsheet depending on quantity and details.”

Data collection requirements: - Mitel Document DK116659_1

Warranty-tracking requirements: - Mitel Document DK116689_1.

Epidemic Failure Thresholds: - “The default is 3% but it should be stated here even if it is 3%”

Yield expectations (if different than the KPIs): - “List any variation to the PI and KPI as listed in schedule 10.2 with the reason and action to be taken”

Required reports – FPE report, VAVE report. “These 2 are always required but list any additional reports expected here.”

Flexibility targets (if different that flexibility table): - “List targets or Same as table”

Regulatory approvals required from Flextronics: - “List all approvals that are required to build and ship the product”

Repair Obligations: -

Quote “Insert reference to quote here”

Out of warranty repair responsibilities: “Define repair strategy (refer to Schedule 6.9)”

Financial

•	Payment terms as per MSA in USD.

•	Pricing as defined in the initial agreed upon volume production quote and in the subsequent Price Book submissions will be binding.

Execution

Unless this SOW is listed in Section 1.3 of the Agreement as an annex to the Agreement, this SOW is not binding until signed by an authorized representative of each party. This SOW may be executed in counterparts.

All documents and attachments to this SOW have been sent and received softcopy.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives with effect as of [“insert effective date”].

MITEL NETWORKS CORPORATION		FLEXTRONICS TELECOM SYSTEMS, LTD.

By:		By:
	Name:		Name:
	Title: Manager Operations Programs		Title: Global Programs Manager

SCHEDULE 2.1B

NPI SERVICES

•	Prototype Builds

•

Customer may from time to time issue requests for quotations specifying the types, quantities, delivery requirements and Specifications for the building of preproduction Product prototypes (“Prototypes”). A bill of materials with AVL will be provided by Customer as part of the requests for quotation. Prototypes include an engineering prototype build, design build and field trial build. In addition, if the site to be used for the manufacturing of the applicable Product is not the same as the site used to build the Prototypes, Customer will require First Product Evaluation (FPE).

•	Flextronics will provide a quote for the building of Prototypes within five (5) days after receipt of Customer’s request for quotation.

•

Flextronics’s quote will be budgetary and will be adjusted once an ECO from Customer releases the Product and the printed circuit board (PCB) expediting requirements have been defined. Within five (5) days after receiving the ECO, Flextronics will submit a revised quote to Customer if there are any resulting differences from the original budgetary quote.

•	Engineering data will be provided by Customer for the build but may not be complete at time of budgetary quote.

•	There will be a purchase order issued by Customer for each Prototype based on Flextronics’s Quotes.

•

Flextronics will build and deliver the Prototypes in compliance with the Specifications and other requirements and terms set out in the purchase order. Flextronics shall provide a return material authorization (RMA) upon notification by the Customer of a defect and will repair and return any defective products within 5 Business Days.

•

Unless otherwise specified in the purchase order, the Prototypes will be delivered to Customer FCA Flextronics’s facility (Free Carrier, Incoterms 2000), Customer’s plant at 350 Legget Drive, Ottawa, Ontario, K2K 2W7. Flextronics will ship at least 80% of the purchase order quantity of Prototypes to arrive at the Customer’s specified site within one (1) day of the date specified on the purchase order. For all Prototypes not delivered on time, Flextronics will expedite so as to ensure receipt at Customer’s site within ten (10) working days.

•	Materials

•

Upon request by Customer, Flextronics will purchase Materials for Prototype builds prior to receiving a purchase order from Customer. Instead of a purchase order, the Customer will provide a bill of materials or an equivalent document containing the list of parts needed for the: Prototype builds and Flextronics may rely on this document as an approval to purchase the necessary Material on Customer’s behalf.

•	Flextronics will be expected to expedite, at Customer’s expense, all Material required to meet Customer’s required delivery dates.

•	Communications for Prototype Builds

•

Flextronics and Customer will each provide the other with a contact list including phone numbers with roles and responsibility defined. Customer and Flextronics shall create and implement a suitable program plan and timetable and shall arrange for frequent conference calls and meetings to evaluate progress including tracking against schedule, assessing manufacturing feedback, approving design adjustments and ECO’s and dealing with issues.

•

Flextronics will assist in and support Customer’s evaluation and testing of Prototypes and components including with respect to the following elements: design, electrical, mechanical, safety, thermal, regulatory, conformance to Specifications, function, form and fit, and reliability

•	Clear to build status by part number on the bill of materials will be provided by Flextronics weekly as a minimum.

•	Shipping and expediting method will be defined on the applicable purchase order.

•	Obsolete Material cleanup from Prototype Build

•

Flextronics will provide a detailed list of Materials rendered obsolete as a result of ECO’s and changes to the program including part numbers, quantities and pricing within five (5) days after receiving the general availability final BOM of completion of the final Prototype build for each program.

•

Provided that the methods of mitigation as described in Section 5.4 of the Agreement are be followed, Customer will be responsible for obsolete Materials. Flextronics shall use its best efforts to invoice Customer for the obsolete Materials under a program before production of the Product corresponding to such program commences.

•	All excess Material at the end of the Prototype builds and that are useable in the volume production of the related Product will be transferred to manufacturing site on a program specific, agreed upon schedule. Any expenses to repackage materials, or the like, in order to make them useable shall be borne by Customer.

•	Transfers into Manufacturing Services

•

Any Material purchased from other manufacturers at Customer’s request or from Customer’s consigned inventory will be revalued to the Flextronics quoted price. Flextronics will buy all such Material from the transferring contract manufacturer and issue Customer an invoice to cover the net difference, if any, in cost between the purchased price and the lower price of the Material quoted by Flextronics.

•	Flextronics will manage all supply chain transfers logistics.

•	Flextronics will provide quotes for all transfer-related non-recurring engineering (NRE) costs.

•	Flextronics will insure capacity is in place to manufacture all Products required for a production program.

•

All programs will be project managed by the site receiving the manufacturing. Validation and status reports will be provided by Flextronics upon request. Each manufacturing site for a Product shall employ the same processes and procedures.

•	Flextronics will insure all engineering data is understood and will set up a meetings with Customer product engineers to clarify all information.

•

if the site to be used for the manufacturing of the applicable Product is not the same as the site used to build the Prototypes, the program will require a First Product Evaluation (FPE) build that passes the Customer’s inspection before full production builds can begin. Flextronics will deliver the FPE samples to Customer’s plant at 350 Leggett Drive, Ottawa, Ontario, K2K 2W7 on the date defined in the applicable purchase order. Customer will respond in writing signifying a pass, conditional pass, or a fail. Conditional passes and failures will include the details on the defects found and actions required and Flextronics shall promptly remedy such defects and carry out such actions.

SCHEDULE 3.5

PRICE BOOK TEMPLATE

Customer:	MITEL Networks
Project:	Price Book Template
Date:	8/1/2007
Program Manager:

Quote #			Net 45
Part Number	Description	Mitel EAU	Quarterly Volume	Material Cost	Material Srap & OH	Material Freight-In	Direct Labor Assy & Test	SG&A	Profit	VAT	Selling Price
xyz	A	1									$—
xyz	B	2
xyz	C	3
xyz	D	4
xyz	E	5
xyz	F	6
xyz	G	7
xyz	H	8
xyz	I	9
xyz	J	10
11	K	11
12	L	12
13	M	13
14	N	14
15	O	15
16	P	16
17	Q	17
18	R	18
19	S	19
20	T	20
21	U	21
22	V	22
23	W	23
24	X	24
25	Y	25
26	Z	26
27	A	27
28	B	28
29	C	29
30	D	30
31	E	31

SCHEDULE 6.8

REPAIR SERVICES

Repair Services represent a key component of Customer’s value offering to its customer base and, as such, we require superior service and quality from our partners on this key differentiator.

Repair Service Models

Customer may elect to utilize either of the Flextronics manufacturing facility or an independent Service provider to repair the Products. This determination will be made on a Product by Product basis taking into consideration turn-around time, total costs and investment required to implement repair capability. The decision as to how to proceed will be communicated to Flextronics prior to general availability of the Product in question to allow all parties to establish required processes. To assist in the decision making process, Flextronics will provide, as part of its formal quotes, repair costs, repair location and anticipated turn-around time from said location.

Customer currently utilizes two accredited repair services provider. They are considered distinct entities from our contract manufacturing partners. Each provides regional coverage: one provides repair services for North America, Caribbean, Latin America and Asia, the other covers the Europe, Middle East and Africa regions.

Flextronics Repair

This sections reflects the services to be provided by Flextronics in the case where Customer elects to utilize Flextronics as a repair services provider for a particular Product.

Customer Care

Flextronics will provide a point of contact to Customer to interface directly with Customer or repair service provider Customer Service Representatives (CSRs). This individual will:

•	Process Return Authorization (RA) requests within 24 hours.

•	Inform CSRs of any problem receipts.

•	Inform CSRs of any issues affecting service levels.

Flextronics will provide weekly view of RAs issued, open RAs and aging of open RAs.

This interface will be available during normal business hours (8 am to 5 pm) in Eastern North America and United Kingdom on Business Days.

Repair Services

If Flextronics is selected as the repair site, the following services will be provided:

Product Screening

Flextronics will verify warranty status of Product and ensure that the Return Authorization information matches the Product received. Product will also be verified for shipping damage, evidence of abuse, etc. In case of any discrepancy, the RA originator will be contacted and informed of status.

Products will be in an In-Warranty status if the Product is within Flextronics applicable manufacturing warranty period and is proved to be defective due to a workmanship or material defect.

An Out-of- Warranty (OOW) Product is outside of the applicable warranty period or within the warranty period but are proven to be defective for reasons other than workmanship or material issues.

Repair and Return (RR)

Once Products are received, Flextronics will, as required:

•	repair the returned Product.

•	Upgrade the returned Product to the latest Minimum Repair Level (MRL) as dictated by the ECO process.

•	Arrange for the return shipment of the repaired Product to the address specified on the return authorization.

Turn-around time will be as specified in the particular Statement of Work applicable to a Product. Flextronics will provide monthly statistics (by Product) showing volumes received, problem receipts and status, units processed, turn-around time and fault trends ( Products and defects at component level).

Uneconomical to Repair

Flextronics will promptly notify the RA originator of any OOW Product that is uneconomical to repair in Flextronics opinion. Flextronics will provide the originator with an estimate of the price to repair the unit and will take the following action based on the originator’s direction:

•	repair the unit at the price discussed with originator.

•	Return unrepaired unit to the originator at originator’s cost.

•	Scrap the unit at the originator’s direction.

DOA Returns

Flextronics will investigate any DOA returns within 5 days and provide a weekly report of failure mode to assist Customer in determining root cause of failure.

Uncirculated Goods (UCG)

Customer may require uncirculated goods from its wholesale partners to be updated by Flextronics to the Minimum Distribution Level (MDL). These units are new equipment with the warranty seal intact. Flextronics will be required to rework the unit to the current MDL and provide full (15 month) warranty from the date of the update. This service will be quoted as necessary.

Special Investigation

Customer may from time to time require the repair site to do additional testing to assist in determining field issues. Any data gathering or additional testing required will be quoted and paid separately from the standard repair process.

Remanufactured Equipment Services

Customer also sells refurbished equipment on selected Products. Flextronics will manage such requirements to refurbish equipment through the regular repair process.

Reporting

The following represents minimum repair services reporting requirements from the repair services provider:

Weekly Reports

Quantity of Units received

Quantity of Units Returned broken down into:

•	Quantity of On Time Deliveries.

•	Quantity of Late Deliveries.

•

Average Turn Around time of returned Units:

•	Systems

•	Circuit Packs

•	Sets

Quantity of Units in Process (WIP)

Average Age of Units in Process

(where age is defined as # of days since goods were received.)

List of 10 oldest units by part number and explanation as to delay if in excess of agreed to lead-times.

Monthly Reports:

Detailed breakdown of repairs

Consisting of:

RMA #

Unit Serial #

Unit description

Fault found & components replaced, if applicable

ECO’s implemented, if applicable

Trend Reporting

Product View

Summary of # of units repaired by part number

Monthly View

Quarterly View

YTD View

Pareto analysis of top five items

•	failure mode

•	defective components

•	customer

•	Corrective actions

Component View

Summary of components replaced across Product portfolio

Monthly View

Quarterly View

YTD View

Pareto analysis of top five items

•	qty by Product

•	corrective actions

Risk of Loss

Customer shall bear all of the risk, and all costs and expenses, associated with the return of Products to Flextronics and their shipment back to Customer. Flextronics shall bear such risk while the Products remain in Flextronics possession or control.

Third Party Repair

In the case where Customer decides to utilize one or both of its accredited third party repair Services Providers to repair a specific Flextronics manufactured Product, Flextronics will provide the following:

Material Supply

Flextronics will make available to third party repair Service Provider any Flextronics Controlled Material or Flextronics Supplied Material where such material is commercially unavailable or would be significantly more expensive to purchase at the lower volumes required to support repair. Flextronics will mark-up this material with it’s standard Material overhead as well as a reasonable mark-up to cover costs to process these orders to the third party.

Warranty

Third party provider will assume warranty responsibility for any item affected by the repair. Regular warranty from Flextronics will continue to apply for Product other than items affected by repair.

Warranty

All repairs are warranted for 12 months to be free from workmanship or material defects. This covers the repair activity only. In the case of another defect occurring during this 12 month period, the original manufacturing warranty period will apply.

Pricing

As part of any Product launch, Flextronics will supply the following information to assist in determining the repair strategy to deployed by Customer.

Repair Price

The repair prices will be specified in the Statement of Work for each product.

The repair price will be the price in effect for the next 12 months for the following services:

OOW repair – price charged to Customer for defective OOW units or for defective In-Warranty units with said defects not related to workmanship or materials.

NFF repair – price charged to Customer for units with No Fault Found (NFF).

Prices will include return shipment charges from Flextronics facility to address specified in RA.

Repair pricing will be reviewed annually.

SCHEDULE 7.1

REPORTING AND GOVERNANCE

1.1. KEY PERSONNEL

1.2. INTERFACES

Customer shall designate a Contract Manager and Flextronics shall designate a Global Account Manager, who shall be located in North America, responsible for managing the overall relationship between the parties. The parties shall each also designate a Technology Prime for each Product to act as an interface between the parties in respect of such Product.

1.3. MANAGEMENT RESOURCES AND SUPPORT INFRASTRUCTURE

Flextronics shall have dedicated business management teams assigned to Customer projects, and if requested and agreed, team members shall be temporarily physically located at Customer Site at the expense of Customer. Customer shall have the right to temporarily physically locate Customer’s designates for Technology and Contract Management at Flextronics’ manufacturing facilities, at the expense of Flextronics, for such reasonable periods as Customer may require. In connection with the foregoing, each party will, at no charge, provide the other’s designates with safe and secure office space and use of associated facilities comparable to the space and facilities used by the other party’s employees performing similar roles at the same location.

1.4. QUARTERLY BUSINESS REVIEWS (“QBR”)

Flextronics and Customer agree to meet quarterly, or as otherwise agreed by both parties, to discuss the state of business and to review business performance issues and improvement initiatives. Unless otherwise agreed by both parties, such meetings shall be held in person on an alternating basis at the premises of each party. The items to be reviewed include, but are not limited to, the following:

(a)	Customer Business Trends

Customer agree to review their business initiatives and any significant changes that may affect the relationship of Customer and Flextronics. In addition, Customer will present business trends and performance to Forecast so that Flextronics can better serve the current Customer requirements.

(b)	Cost Savings Initiatives (Components and Labor)

Flextronics and Customer agree to review initiatives to reduce cost from the bill of materials and manufacturing process for the Assemblies.

(c)	Delivery Performance

Flextronics and Customer agree to measure, review and discuss delivery performance for all Products. Both parties agree to measure actual delivery dates as compared to Customer requested delivery dates and to Flextronics’s expected delivery dates.

(d)	Quality Performance

Flextronics and Customer agree to discuss the agreed upon monthly and quarterly quality metrics for the program.

(e)	Payment Performance

Flextronics and Customer agree to review any issues that are preventing payment within the agreed upon payment terms.

(f)	Pricing Flextronics and Customer agree to review pricing. Any price adjustments required shall be based upon total Assembly order quantities, prevailing Component market prices, supply chain programs, Engineering Change requests or other relevant data.

(g)	Continuous Improvement – Discussion on SCAR trends, production/services impacting issues and results of product engineering activities

(h)	Strategic Initiatives – Status and progress on strategic initiatives underway between the companies. Project plans, schedules, etc.

1.5. Excess and Obsolete Materials reports – Flextronics shall provide an excess and obsolete Materials report monthly or when requested by Customer. Customer and Flextronics shall review such reports and determine methods and practices to minimize excess and obsolete Materials.

1.6. DFx Reports

1.7. Pareto Data for all builds (ongoing) – frequency to be defined.

1.8. MRB Reports – Monthly

1.9. Shipping Report (portal access to information would be OK)

1.10. Proposed new Price Book 10th week of each Quarter.

1.11. Horizontal MRP report (supply chain audit) bi weekly

1.12. Capacity Planning Report regarding unique test equipment and fixtures.

1.13. KPI Report – Monthly

Flextronics and Customer shall on a Quarterly basis: (i) review the adequacy, appropriateness and achievement of KPIs; (ii) agree upon adjustments including improving KPIs and (iii) agree upon

KPIs additions or deletions as appropriate to reflect the ongoing requirements of Customer and having regard the KPIs being achieved by Customer’s competitors and their service providers. If Flextronics fails to meet a KPI, Flextronics shall (i) investigate and report on the causes of the failure; (ii) take appropriate preventative measures so that the failure does not recur; and (iii) keep Customer reasonably informed of the status of remedial efforts being undertaken.

SCHEDULE 10.2

KPIs

*

*

*

SCHEDULE 10.4

POST TERMINATION PROVISIONS

1.	General

Flextronics shall provide the services (“Transition Services”) as defined herein for a period of up to One-Hundred Eighty (180) days (the “Transition Period”) after the termination or expiration of a Statement of Work or this Agreement, and shall co-operate with the orderly wind-down and migration to a third party or to Customer’s own facilities after termination or expiration, regardless of the reason for termination. If Customer is migrating production to another third party, Flextronics shall not be required to provide competitively sensitive information, Materials or Products to such third party. Except as expressly stated below, Customer agrees to pay for such services at the rates set out in the current Price Book or as may be mutually agreed acting reasonably.

2.	Transition Services

The Transition Services shall include the following:

(a)	Final Orders.

(i)	Within * after notice of termination , Flextronics shall accept * with scheduled delivery dates that are not more than * from the date of the applicable purchase order, for the final production volume of the Product, provided such purchase orders are issued in compliance with Section 3.3, and for which Flextronics has or can obtain adequate Materials. Flextronics shall provide a committed delivery date for the volumes in the purchase order (Note: Delivered volume will be subject to final-build yield variations).

(ii)	Within * of conclusion of the final delivery of the accepted purchase order, Flextronics shall

A.	Provide a final reconciliation of excess and obsolete Materials for purchase by Customer. Customer shall issue a non-cancellable Purchase Order for the excess and obsolete materials as determined by Flextronics in accordance with this Agreement. Flextronics agrees to drop ship such Materials as directed by Customer.

B.	Provide a final invoice that includes all charges for other services as completed by Flextronics per this Agreement.

C.	Flextronics shall not be required to ship any Products, Materials or equipment without coverage of a valid, accepted purchase order.

(b)	Access and Knowledge Transfer. Flextronics shall transfer the Materials supply chain information in its possession to Customer within * of the final delivery of product, to include contact information from all suppliers. Where appropriate, Flextronics shall arrange for assignment of uncompleted orders for Materials to Customer.

(c)	Customer Assets. At the request of Customer, Flextronics will reasonably co-operate with and assist Customer in the de-installation, packing and shipping of Customer Assets to locations specified by Customer. Without limiting the foregoing, Flextronics will permit Customer at all reasonable times, to inspect and test the Customer Assets. The cost of such assistance, de-installation, packing and shipping shall be invoiced to the Customer.

(d)	Information, Data and Reports. Flextronics shall comply with the Confidentiality Provisions of this contract, including the return of any data that Customer may specifically request.

(e)	Products and Materials. During the Transition Period, Flextronics shall manufacture and ship Products for which purchase orders were accepted prior to the thirtieth day after the notice date of termination.

(f)	Inventory and Temporary Storage. Flextronics shall conduct an inventory count of all Products and Materials in its possession or control. Subject to paragraph (e) of this Schedule, the transfer or disposition of such Products and Materials shall be in accordance with Section 5 of the Agreement. Subject to availability and at the storage fees identified in the Monthly Charges, Flextronics will make available storage space during the Transition Period for Products and Materials owned by Customer or to be acquired by Customer from Flextronics. Flextronics will permit Customer, at all reasonable times and on a non-interference basis, to inspect and test such Products and Materials and to conduct Customer’s own inventory count. Flextronics shall provide the following information regarding Materials as is available within Flextronics IT system: country of origin, quantity, supplier, part number and date code information.

(g)	*

(h)	Warranty and Repair. Flextronics shall provide warranty and repair services as long as required test and assembly equipment is available for use. Flextronics will not be required to reimburse customer for any unexpired warranty coverage.

(i)	Part of Work. Transition Services shall be treated as part of the Work and all of the provisions of the Agreement shall apply accordingly.

(j)	Post Transition Inquiries. Flextronics shall designate a duly qualified and informed employee of Flextronics to act as a continuing contact for a period of a further ninety (90) days, after the end of the Transition Period, for the purposes of answering occasional questions and inquiries made by Customer. This service shall be charged on a time and materials basis.

(k)	Continuing Requirements for Products and Sub-Products. If a Statement of Work is terminated for the material breach of Flextronics and the Product under such Statement of Work includes modules, subassemblies manufactured by Flextronics which reasonable substitutes are not otherwise readily available from third parties, Flextronics will, upon request by Customer, continue to supply at prevailing prices and terms such modules, subassemblies for as long a Flextronics continues to manufacture such items.

(l)	Other SOW’s. Subject to Section 10.3 of the Agreement, the termination or expiration of a Statement of Work shall not affect the parties’ responsibilities under any other Statement of Work.